UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Medidata Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2011

Dear Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Medidata Solutions, Inc., which will be held at 10:00 a.m., local time, on May 31, 2011, at the Hilton Woodbridge, 120 Wood Avenue South, Iselin, New Jersey 08830.

At the meeting, we will ask you to elect seven directors, constituting the entire board of directors, to serve for the ensuing year and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

In addition, as a result of new rules implementing certain executive compensation provisions of the Dodd-Frank Act, this year we will hold an advisory vote on executive compensation (commonly referred to as the “say on pay vote”) and an advisory vote on the frequency of soliciting future say on pay votes.

The meeting also will provide us an opportunity to review with you our business and affairs since our last annual meeting.

Your vote is important to us and to our business. Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy or voting instruction card. Voting over the internet, by telephone or by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

We look forward to seeing you at the meeting.

Sincerely,

Tarek A. Sherif
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders

To Be Held on May 31, 2011

This proxy statement, along with our 2010 annual report to stockholders, are available free of charge at the following website: www.proxyvote.com.

2011 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

(continued)

ii

MEDIDATA SOLUTIONS, INC.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 31, 2011

The annual meeting of stockholders of Medidata Solutions, Inc. will be held at the Hilton Woodbridge, 120 Wood Avenue South, Iselin, New Jersey 08830 on May 31, 2011, at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors, constituting the entire board of directors, to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

2.	To hold an advisory vote on executive compensation (the “say on pay vote”).

3.	To hold an advisory vote on the frequency of holding the say on pay vote in the future.

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

5.	To transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.

If you owned our common stock at the close of business on April 5, 2011, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in New York, New York for the ten days prior to the meeting for any purpose related to the meeting.

Your vote is very important to us and to our business. Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instructions for the meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the voting instructions under General Information beginning on page 3 of this proxy statement and the instructions on the proxy card.

By order of the board of directors

Michael I. Otner
General Counsel and Secretary

April 29, 2011

79 Fifth Avenue, 8th Floor

New York, New York 10003

PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2011 annual meeting of stockholders to be held on May 31, 2011 (the “Annual Meeting”), or at any adjournments or postponements of the Annual Meeting, at the time and place and for the purposes specified in the accompanying notice.

In this proxy statement, the terms “our company,” “Medidata,” “we,” “us” and “our” refer to Medidata Solutions, Inc. and its consolidated subsidiaries and their predecessors. The mailing address of our principal executive office is Medidata Solutions, Inc., 79 Fifth Avenue, 8th Floor, New York, New York 10003.

Stockholders should vote their shares on the enclosed proxy card. All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the Annual Meeting in accordance with the instructions given in the proxy. If no choice is indicated, proxies that are signed and returned will be voted in accordance with the recommendations of the board of directors as follows:

•	FOR the election of the seven director nominees;

•	FOR the advisory vote on executive compensation (the “say on pay vote”);

•	FOR “3 YEARS” on the frequency of holding the say on pay vote in the future;

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

•	In the discretion of the named proxies with respect to any other matters presented at the Annual Meeting.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting. Such proxies, together with this proxy statement and our 2010 annual report, are first being sent to stockholders on or about April 29, 2011.

Who is entitled to vote?

As of the close of business on April 5, 2011, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 24,235,621 shares of our common stock, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder. No shares of preferred stock of the company were outstanding as of April 5, 2011.

How many shares must be present or represented to conduct business at the Annual Meeting?

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of our common stock entitled to vote at the meeting, either present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What are my voting choices and what is the voting requirement to approve each of the proposals?

1. What are my voting choices when voting for director nominees identified in this proxy statement, and what vote is needed to elect directors?

In the vote on the election of seven director nominees identified in this proxy statement to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified, stockholders may:

•	vote in favor of all nominees;

•	withhold votes with respect to all nominees; or

•	withhold votes with respect to specific nominees.

Directors will be elected by a plurality of the votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting, meaning that the seven nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

The board of directors recommends a vote FOR all nominees.

2. What are my voting choices when voting on the advisory proposal on executive compensation (the “say on pay vote”), and what vote is needed to approve the say on pay vote?

In the advisory proposal on executive compensation, stockholders may:

•	vote in favor of the advisory proposal;

•	vote against the advisory proposal; or

•	abstain from voting on the advisory proposal.

The favorable vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting will be required for the approval, on an advisory basis, of the say on pay vote. As an advisory vote, this proposal is not binding upon the company. However, the compensation committee, which is responsible for designing and administering the company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

The board of directors recommends a vote FOR the advisory vote on executive compensation.

3. What are my voting choices when voting on the advisory proposal on the frequency of holding the say on pay vote, and what vote is needed to approve the frequency of holding the say on pay vote?

In the advisory proposal on the frequency of holding the say on pay vote, stockholders may:

•	vote for holding the say on pay vote every year;

•	vote for holding the say on pay vote every two years;

•	vote for holding the say on pay vote every three years; or

•	abstain from voting on the advisory proposal.

A plurality of the affirmative votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting will select, on an advisory basis, the frequency of holding the say on pay vote in the future. As an advisory vote, this proposal is not binding upon the company. The board of directors will consider the outcome of the vote when determining the frequency of holding the say on pay vote. While the board of directors is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the board of directors’ recommendation.

The board of directors recommends a vote for holding the say on pay vote EVERY THREE YEARS.

4. What are my voting choices when voting on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and what vote is needed to ratify their appointment?

In the vote on the approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm will require approval by a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal.

The board of directors recommends a vote FOR the ratification.

How can I vote my shares?

In person. Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

By proxy. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy by one of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

•

By Internet—Stockholders of record of our common stock with internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m. eastern time on May 30, 2011. Most stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for internet voting availability.

•

By Telephone—Stockholders of record of our common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m. eastern time on May 30, 2011. Most stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

•

By Mail—Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

If any matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items. The election of directors, advisory say on pay vote and advisory vote on the frequency of holding the say on pay vote are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

We encourage you to provide instructions to your broker regarding the voting of your shares.

Can I change my vote or revoke my proxy?

Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date or (3) attending the Annual Meeting and voting in person. Attendance by a stockholder at the Annual Meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

How are proxies solicited and what is the cost?

We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. We will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of our common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors, constituting the entire board of directors, are to be elected to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified. The seven nominees for election at the Annual Meeting are listed below with their biographies. Peter Sobiloff, one of our current directors, has indicated that he is not standing for re-election at the Annual Meeting because of other commitments, and he will serve out his current term on the board of directors and the nominating and governance committee. We are extremely grateful to Mr. Sobiloff for his counsel, insight, advice and service on our board of directors over the past seven years and wish him the best. The board of directors, after careful consideration, approved the nomination of Lee Shapiro, as well as each of our currently serving directors other than Mr. Sobiloff. We are not aware of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the board of directors may nominate as a substitute.

The board of directors, acting through its nominating and governance committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide the company and function effectively as a board.

The nominating and governance committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our company’s business. The nominees for director include individuals who hold or have held senior executive positions in organizations operating in industries and end-markets that our company serves and individuals who have experience serving on boards of directors and board committees of other public companies. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and oversight, leadership development and corporate governance practices and trends.

The nominating and governance committee believes that each of the nominees has other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the board of directors and its committees. The nominating and governance committee takes into account diversity considerations in determining the company’s slate and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the deliberations of the board of directors. Each of the nominees, other than Messrs. Sherif and de Vries, co-founders of the company, are also independent of the company and management. We believe the atmosphere of our boards of directors is collegial and that all directors are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our boards of directors and other corporate governance matters, see “Corporate Governance and Board Matters” beginning on page 9 of this proxy statement.

In addition to the above, the nominating and governance committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

Nominees for Election

Tarek A. Sherif is one of our founders. Mr. Sherif has served as our chief executive officer since 2001 and as a member of our board of directors since 2000. Prior to forming Medidata, Mr. Sherif was the managing member of Sherif Partners L.L.C., a company focused on public and private investments in technology and life science companies. Prior to that, Mr. Sherif served as portfolio manager at R.D.L. Securities, a privately held equity fund specializing in publicly traded technology companies, including those in the healthcare and information technology fields. Mr. Sherif has also served as assistant vice president of corporate finance at General Electric Capital Corporation, and mergers and acquisitions analyst at Brown Brothers Harriman & Company. Mr. Sherif holds a B.A. in economics from Yale College and an M.B.A. in business administration and finance from Columbia University.

Mr. Sherif brings to our board of directors detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. In addition, his leadership of our company through its successful initial public offering process and his knowledge of the company’s industry and business as a co-founder and chief executive officer position him well to serve as our chairman.

Director since 2000	Age 48

Glen M. de Vries is one of our founders. Mr. de Vries has served as our president since February 2008 and as a member of our board of directors since 1999. From 2000 to 2008, Mr. de Vries served as our chief technology officer. Mr. de Vries has over 15 years of experience in medical software development, including electronic health records and consumer-targeted products. As president of OceanTek, Inc., a web development firm focused on applications for the healthcare industry, Mr. de Vries was the chief consultant for a Fortune 500 global e-commerce project, and was the author of web security components currently in use by websites and corporate intranets. Previously, he served as a research assistant at Columbia University focusing on both research science and creating a paperless clinical data management system. Mr. de Vries holds a B.S. in molecular biology and genetics from Carnegie Mellon University.

Mr. de Vries’ significant experience as the company’s co-founder, former chief technology officer and president provides our board of directors with unique perspectives and insights regarding the company’s innovation and strategic vision.

Director since 1999	Age 38

Carlos Dominguez has held various executive positions at Cisco Systems Inc. and has been serving as its senior vice president, office of the chairman and chief executive officer since January 2008. Mr. Dominguez joined Cisco in 1992 and previously served as senior vice president of its Worldwide Service Provider Operations group from 2004 to 2008 and as a vice president for U.S. Service Provider Sales from 1999 to 2004.

Mr. Dominquez brings to our board of directors significant managerial experience at Cisco, which gives him the ability to address complex management issues at the most senior levels and provide critical insights into the operational requirements of a global technology company.

Director since 2008	Age 52

Neil M. Kurtz, M.D. has served as president and chief executive officer of Golden Living since August 2008. Prior to joining Golden Living, Dr. Kurtz served as president and chief executive officer and a member of the board of directors of TorreyPines Therapeutics, Inc., a clinical-stage biopharmaceutical company, since 2002. Dr. Kurtz co-founded Worldwide Clinical Trials, a contract research organization, where he held the positions of president and chief executive officer until its acquisition by United Health Group, or UHG, in 1999. After the acquisition, Dr. Kurtz became president of Ingenix Pharmaceutical Services, a division of UHG, and also served as a member of the UHG Executive Board until joining TorreyPines Therapeutics, Inc. Dr. Kurtz’s career includes senior positions with Boots Pharmaceuticals, Bayer Corporation, Bristol-Myers Squibb and Merck. He currently serves on the board of directors of NeurogesX, Inc., a specialty pharmaceutical company. Dr. Kurtz holds a B.A. in psychology from New York University and an M.D. from the Medical College of Wisconsin.

Dr. Kurtz brings to our board of directors significant operational, regulatory, and financial experience as a senior executive and director in the healthcare industry.

Director since 2002	Age 60

George W. McCulloch is currently a partner at Level Equity Management, LLC, a private investment firm he co-founded in July 2009. Previously Mr. McCulloch served as a managing director at Insight Venture Partners, or Insight, which he joined in January 2003. Mr. McCulloch holds a B.A. in history from Stanford University.

Mr. McCulloch brings to our board of directors significant operational, financial, and investment experience from his involvement in Level Equity and Insight and their numerous portfolio companies.

Director since 2004	Age 34

Lee A. Shapiro has served as president of Allscripts Healthcare Solutions, Inc., a provider of innovative technology solutions that deliver world-class outcomes for healthcare organizations across the globe, since 2002. Prior to joining Allscripts, Mr. Shapiro was the chief operating officer of Douglas Elliman-Beitler, a commercial office management and development company, where he directed all business activities throughout the United States. Mr. Shapiro’s career also includes serving as president of SES Properties, Inc., vice chairman of City Financial Bancorp and practicing commercial law at Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg. Mr. Shapiro was also appointed to the Economic Recovery Commission of the State of Illinois during its seating in 2009-2010. Mr. Shapiro holds a J.D. degree from The University of Chicago Law School.

As president of Allscripts, Mr. Shapiro would bring to our board of directors significant experience in directing strategic initiatives at a global public healthcare technology company, including mergers and acquisitions, international expansion, business development and partnerships, and business activities in the areas of analytics and information services. Our board of directors would also benefit from Mr. Shapiro’s experience serving on the boards of private and not-for-profit companies, including Physicians Interactive Holdings, LLC and the Gastro-Intestinal Research Foundation.

Director Nominee	Age 55

Robert B. Taylor has served as senior vice president for finance and administration of the Colonial Williamsburg Foundation since January 2001. Prior to joining the Colonial Williamsburg Foundation, Mr. Taylor previously served as vice president and treasurer of Wesleyan University from 1985 to 2001. Mr. Taylor also serves on the board of directors of Zygo Corporation and as a member of its corporate governance/nominating committee and chairman of its audit committee. Mr. Taylor holds a B.A. from St. Lawrence University.

Mr. Taylor brings to our board of directors significant experience in accounting and finance which qualifies him as our “financial expert” and operational, investment and governance experience from his role as a senior executive and chief financial officer of two large enterprises. Our board of directors also benefits from Mr. Taylor’s experience serving on the boards of for profit and not-for-profit companies, including as chair of the audit committee of another public company.

Director since 2008	Age 63

Vote Required

If a quorum is present at the Annual Meeting, the seven nominees receiving the highest number of votes cast will be elected as directors.

Board Recommendation

Our board of directors recommends a vote FOR the election to the board of directors of each of the foregoing nominees.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The board of directors has affirmatively determined that each of the director nominees standing for election, except Tarek Sherif as chief executive officer and Glen de Vries as president, has no relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of the director independence standards of the company, The Nasdaq Stock Market Inc. (“NASDAQ”) and the Securities and Exchange Commission (“SEC”). Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of applicable committee independence standards of the company, NASDAQ and the SEC, including Rule 10A-3(b)(1) under the Exchange Act of 1934 , as amended (“Exchange Act”). In making that determination, the board of directors considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

At least annually, the board of directors evaluates all relationships between the company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the board of directors makes an annual determination of whether each director is independent within the meaning of the independence standards of the company, NASDAQ and the SEC.

Board of Directors and Committees

Our board of directors currently consists of seven members. If all of the director nominees are elected at the Annual Meeting, our board of directors will continue to consist of seven members. The board of directors is responsible for oversight of our business and affairs. To assist the board of directors in carrying out its duties, the board has delegated certain authority to three standing committees: the audit committee, the compensation committee, and the nominating and governance committee.

The membership of each of the audit committee, the compensation committee, and the nominating and governance committee is composed entirely of independent directors. In addition, the members of the audit committee meet the heightened standards of independence for audit committee members required by SEC rules and NASDAQ rules. The committee membership and the responsibilities of each of the committees are described below.

Name	Audit	Nominating and Governance	Compensation
Tarek A. Sherif	—	—	—
Glen M. de Vries	—	—	—
Carlos Dominguez(I)	—
Neil M. Kurtz, M.D.(I)		—
George W. McCulloch(I)		—
Peter Sobiloff(I)	—		—
Robert B. Taylor(I)			—

Chairman

Member

(I)	Independent director

The board of directors has adopted a written charter for each of the three standing committees. Each committee charter is available free of charge in the Corporate Governance section of our website at http://investor.mdsol.com/governance.cfm or by writing to Medidata Solutions, Inc., 79 Fifth Avenue, 8th Floor, New York, New York 10003, c/o Corporate Secretary.

Audit Committee

Messrs. Taylor, Kurtz and McCulloch currently serve on the audit committee. Mr. Taylor is the chairman of our audit committee. The board of directors has determined that each member of the audit committee is independent within the meaning of the director independence standards of the company and NASDAQ as well as the heightened director independence standards of the SEC for audit committee members, including Rule 10A-3(b)(1) under the Exchange Act. The board of directors has also determined that each of the members of the audit committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Taylor is an “audit committee financial expert” as defined in the Exchange Act.

The composition and responsibilities of the audit committee and the attributes of its members, as reflected in the charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee charter will be reviewed, and amended if necessary, on an annual basis.

The audit committee assists the board in fulfilling its oversight responsibility relating to our financial statements and the disclosure and financial reporting process, our system of internal controls, our internal audit function, the qualifications, independence and performance of our independent registered public accounting firm, compliance with our code of ethics and legal and regulatory requirements. The audit committee has the sole authority to appoint, retain, terminate, compensate and oversee the work of the independent registered public accounting firm, as well as to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm.

Compensation Committee

Messrs. Kurtz, Dominguez and McCulloch currently serve on the compensation committee. Mr. Kurtz is the chairman of our compensation committee. The board of directors has determined that each member of the compensation committee is a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act and independent within the meaning of the director independence standards of the company and NASDAQ. In addition, each member of the compensation committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined under Section 16 of the Exchange Act.

The compensation committee reviews and approves our general compensation strategy and on an annual basis evaluates the chief executive officer’s performance, determines compensation arrangements for all of our executive officers, including our chief executive officer, and makes recommendations to the board of directors concerning compensation policies for us and our subsidiaries. The CD&A included in this proxy statement includes additional information regarding the compensation committee’s processes and procedures for considering and determining executive officer compensation.

The compensation committee is also responsible for, among other things, administering any incentive compensation plans, equity-based compensation plans and other benefit plans and making recommendations to the board of directors with respect to such plans; reviewing and recommending compensation programs for outside directors; reviewing and approving the compensation discussion and analysis and compensation committee report that the SEC requires in our annual proxy statement; and reviewing the succession planning for our executive officers. In addition, the compensation committee is responsible for making recommendations with respect to the frequency of say on pay votes and for reviewing the results of the stockholder votes on executive compensation. The compensation committee has the authority to engage independent advisors to assist it in carrying out its responsibilities and to approve any such advisor’s fees and other retention terms, as well as the responsibility for oversight of the work of any independent compensation consultant or other advisor it has retained.

Nominating and Governance Committee

Messrs. Taylor, Dominguez and Sobiloff currently serve on the nominating and governance committee. Mr. Taylor is the chairman of our nominating and governance committee. The board of directors has determined that each member of the nominating and governance committee is independent within the meaning of the director independence standards of the company, NASDAQ and the SEC.

The nominating and governance committee is responsible for, among other things: reviewing board composition, procedures and committees, and making recommendations on these matters to the board of directors; reviewing, soliciting and making recommendations to the board of directors and stockholders with respect to candidates for election to the board; and overseeing compliance by the board of directors and management with our corporate governance principles and ethics standards and code of conduct.

Consideration of Director Candidates

Director Qualifications. The nominating and governance committee has not formally established any specific, minimum qualifications that must be met by each candidate for the board of directors or specific qualities or skills that are necessary for one or more of the members of the board of directors to possess.

Identifying Nominees. The nominating and governance committee has two primary methods for identifying director candidates (other than those proposed by our stockholders, as discussed below). First, on a periodic basis, the nominating and governance committee will solicit ideas for possible candidates from a number of sources, including members of the board of directors, Medidata executives and individuals personally known to the members of the board of directors. Second, the nominating and governance committee is authorized to use its authority under its charter to retain at the company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

Stockholder Candidates. The nominating and governance committee will consider candidates for nomination as a director submitted by stockholders. Although the nominating and governance committee does not have a separate policy that addresses the consideration of director candidates recommended by stockholders, the board of directors does not believe that such a separate policy is necessary because our bylaws permit stockholders to nominate candidates and one of the duties set forth in the nominating and governance committee charter is to consider director candidates submitted by stockholders in accordance with our bylaws. The nominating and governance committee will evaluate individuals recommended by stockholders for nomination as directors according to the criteria discussed above and in accordance with our bylaws and the procedures described under “Stockholder Proposals and Nominations” on page 40 of this proxy statement.

Review of Director Nominees. The nominating and governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by our directors, executive officers, third-party search firms or other sources. In evaluating proposed director candidates, the nominating and governance committee may consider, in addition to any minimum qualifications and other criteria for board of directors membership approved by the board of directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the proposed director candidate’s understanding of the company’s business and industry on a technical level, his or her judgment and skills, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her willingness to devote the time and effort necessary to be an effective board member, and the needs of the board of directors. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the board of directors believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the board of directors to best fulfill its responsibilities to the long-term interests of our stockholders. The nominating and governance committee considers at least annually, and recommends to the board of directors suggested changes to, if any, the size, composition, organization and governance of the board of directors and its committees.

Board Meetings and Attendance

The board of directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when an important matter requires action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility.

During 2010, the board of directors held six meetings and took action by unanimous written consent on one occasion, the audit committee held 12 meetings, the compensation committee held five meetings, and the nominating and governance committee held three meetings.

Each director attended at least 75% of all board of directors and applicable committee meetings. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are encouraged to attend annual meetings of our stockholders.

Board Leadership Structure

Under our corporate governance guidelines, the board of directors does not have a policy on whether or not the role of the chairman of the board and chief executive officer should be separate or combined and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee. The board of directors believes that Mr. Sherif’s dual role as both chairman of the board and chief executive officer serves the best interests of both the company and its stockholders. His combined role enables decisive leadership, ensures clear accountability, and enhances the company’s ability to communicate its message and strategy clearly and consistently to the company’s stockholders, employees, customers and suppliers. Mr. Sherif possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and its businesses and is thus best positioned to develop agendas that ensure that the time and attention of the board of directors are focused on the most critical matters. This structure also enables our chief executive officer to act as a bridge between management and the board of directors, helping both to act with a common purpose.

The board of directors appreciates that the advantages gained by having a single chairman and chief executive officer must be viewed in light of potential independence concerns. The board considers, however, that we have adequate safeguards in place to address those concerns. In accordance with our governance guidelines, our board of directors consists of a supermajority of independent directors. In addition, our audit, compensation and nominating and governance committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance policies, each consist entirely of independent directors.

Board’s Role in Risk Oversight

Our board of directors as a whole has responsibility for risk oversight, with reviews of certain areas conducted by the relevant committees that report on their deliberations to the board of directors. The oversight responsibility of the board of directors and its committees is enabled by management reporting processes that are designed to provide visibility to the board of directors about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance, safety and reputational risks. The board of directors and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with the annual operating plan, and strategic planning (including matters affecting capital allocation); and other matters that may present material risk to the company’s operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Nominating and Governance Committee	Risks and exposures relating to our programs and policies relating to corporate governance; and director succession planning.

Compensation Committee	Risks and exposures associated with leadership assessment, management development and succession planning, and executive compensation programs and arrangements, including incentive plans. The compensation committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the company.

Meetings of Independent Directors

Our governance guidelines allow the independent directors of the company to meet in regularly scheduled executive sessions without management participation at times and for reasons as they desire. In 2010, our independent directors met at regularly scheduled quarterly executive sessions without management participation. Currently, the director who presides at these meetings is Mr. Taylor, chairman of our nominating and governance and audit committees

Outside Advisors

Our board of directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The board of directors need not obtain management’s consent to retain outside advisors.

Board Effectiveness

Our board of directors performs an annual self-assessment, led by Mr. Taylor, in his capacity as chairman of the nominating and governance committee, to evaluate its effectiveness in fulfilling its obligations.

Corporate Governance Guidelines

Our board of directors adopted corporate governance guidelines to assist and guide the directors in the exercise of their responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at http://investor.mdsol.com/governance.cfm. Although these guidelines have been approved by the board of directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the board of directors at any time as it deems appropriate.

Code of Business Conduct and Ethics

Our board of directors adopted a “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended (“Securities Act”), and the Exchange Act that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of ethics is designed to codify the ethical standards that we believe are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable financial statements;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code; and

•	accountability for adherence to the code.

We have established procedures to ensure that suspected violations of the code may be reported anonymously. A current copy of our code of ethics is available at http://investor.mdsol.com/governance.cfm. A copy may also be obtained, free of charge, from us upon a request directed to Medidata Solutions, Inc., 79 Fifth Avenue, 8th Floor, New York, New York 10003, c/o Corporate Secretary. We intend to disclose any amendments to or waivers of a provision of the code of ethics granted to directors and officers by posting such information on our website available at www.mdsol.com and/or in our public filings with the SEC.

Stockholder Communications with the Board

Stockholders and other interested parties may make their concerns known confidentially to the board of directors or the independent directors by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named independent director or the “Independent Directors” as a group, in care of the Secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified independent director or the independent directors as a group.

Compensation Committee Interlocks and Insider Participation

During 2010, Messrs. Dominguez, Kurtz and McCulloch served as members of our compensation committee. No member of the compensation committee has been an officer or employee of the company, or had any other relationship with us requiring disclosure herein. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or compensation committee.

Director Compensation

The compensation committee of our board of directors has adopted a compensation policy that is applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive the following compensation for service on our board of directors:

•	an annual cash retainer of $30,000;

•	an additional annual cash retainer of $20,000 for serving as chairman of the audit committee and $12,000 for serving as a member of the audit committee;

•	an additional annual cash retainer of $15,000 for serving as chairman of the compensation committee and $10,000 for serving as a member of the compensation committee;

•	an additional annual cash retainer of $5,000 for serving as chairman of the nominating and governance committee and $4,000 for serving as a member of the nominating and governance committee; and

•

upon first joining our board of directors, and at each subsequent annual meeting, an equity award valued at $100,000, comprised of a mix of restricted shares and options. The initial equity awards vest over four years and the subsequent annual awards vest over two years.

In addition, we reimburse our directors for all reasonable expenses incurred for attending meetings and service on our board of directors.

Other than as provided below, there were no other arrangements pursuant to which any director was compensated during the year ended December 31, 2010 for service as a director. We do not provide any retirement benefits or other perquisites to our directors. Neither of our employee-directors received compensation during 2010 for service as a member of our board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Carlos Dominguez	$49,000	$75,000	$25,000	—	$149,000
Neil M. Kurtz	52,000	75,000	25,000	—	152,000
George W. McCulloch	52,000	75,000	25,000	—	152,000
Peter Sobiloff	34,000	75,000	25,000	—	134,000
Robert B. Taylor	55,000	75,000	25,000	—	155,000

(1)	On May 18, 2010, each non-employee director was granted 4,886 shares of restricted stock and 2,962 stock options. The value of the stock and option awards has been computed in accordance with ACS 718—Compensation—Stock Compensation which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to directors in exchange for services over the vesting period. For information on the assumptions used to calculate the value of the awards, refer to Note 10 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 16, 2011.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(THE SAY ON PAY VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was enacted on July 21, 2010. As required by the Dodd-Frank Act, the company seeks a non-binding advisory vote from its stockholders to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis and related executive compensation information beginning on page 19. This proposal is also referred to as the say on pay vote.

We believe that our compensation policies and procedures are centered on a pay-for-performance philosophy. In deciding how to vote on this proposal, the board of directors urges you to consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis beginning on page 19:

•

We tie pay to performance. A significant portion of executive pay is not guaranteed. We set clear financial goals for corporate performance and differentiate based on individual achievement. We review how executive pay aligns with company financial performance.

•

We mitigate undue risk, including the use of multiple performance factors in our non-equity incentive compensation plan, so that employees do not focus on a single financial measure and multiple-year vesting of our equity awards to support long-term shareholder value creation.

•	We have reasonable post-employment and change in control provisions.

•	We provide only modest perquisites.

•	Our compensation committee benefits from its utilization of an independent compensation consulting firm.

•	We do not engage in certain compensation practices, including the following:

•	We do not have an executive retirement plan that provides extra benefits to the named executive officers.

•	We do not reprice underwater stock options.

The board of directors recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

Because your vote is advisory, it will not be binding upon the board of directors. However, the board of directors values stockholders’ opinions and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

Our board of directors recommends a vote FOR the advisory vote on executive compensation.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE SAY ON PAY VOTE

In addition to the advisory vote on executive compensation set forth in Item 2 above, the Dodd-Frank Act requires that stockholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future.

After thoughtful consideration, the board of directors has determined that a vote on executive compensation that occurs once every three years (a triennial vote) is the most appropriate alternative for the company, and therefore recommends that stockholders vote for a three-year interval for the stockholder advisory vote on executive compensation. In formulating its recommendation, the board of directors considered the need for executive compensation to be evaluated over the long-term and a sufficient timeframe for stockholders to thoughtfully analyze the company’s executive compensation program, and for the board of directors to consider and address stockholder feedback.

The board of directors believes that a well-structured compensation program should include plans that drive the creation of sustainable stockholder value over the long-term and do not simply focus on short-term gains. Our executive compensation program is designed to support long-term value creation and to align the interests of our executives with those of the stockholders. Accordingly, 79% of our named executive officers’ total direct compensation was performance-based, of which 70% was paid in the form of equity incentive awards that are subject to a four-year vesting schedule to encourage our named executive officers to focus on long-term performance and retention. We believe that a triennial vote would allow our executive compensation program to be evaluated in relation to our long-term performance. Holding a vote on a more frequent basis could encourage a short-term view of compensation and may not provide a meaningful period of time against which our executive compensation program can be evaluated.

The board of directors also believes that a triennial vote will provide the most effective time-frame for the company to thoughtfully consider stockholder input reflected by the advisory vote on executive compensation, obtain stockholders’ feedback on the company’s executive compensation program, and implement any appropriate changes to our program. A triennial vote is also sensitive to stockholders who have interests in many companies and may not be able to devote sufficient time to an annual review of pay practices.

We recognize the importance of receiving input from our stockholders on important issues, including executive compensation, and we regularly seek and are open to input from our stockholders regarding a variety of items. We believe that this outreach to stockholders, and our stockholders’ ability to contact us at any time to express their views on executive compensation, or other matters, holds us accountable to stockholders and reduces the need for and value of more frequent advisory votes on executive compensation. If a stockholder has a concern about our executive compensation programs, the board of directors or our compensation committee, either individually or as a group, may be contacted at any time as noted under “Stockholder Communications with the Board” above.

Prior to voting on this proposal, stockholders are encouraged to read the Compensation Discussion and Analysis and related executive compensation information beginning on page 19, which more thoroughly discuss the company’s compensation policies and programs.

While the board of directors recommends that stockholders vote to hold the say on pay vote every three years, the voting options are to hold the say on pay vote every year, every two years or every three years. Stockholders may also abstain from voting on this proposal.

A plurality of the affirmative votes cast will select, on an advisory basis, the frequency of holding the say on pay vote in the future. As an advisory vote, this proposal is not binding upon the company. The board of directors will consider the outcome of the vote when determining the frequency of holding the say on pay vote.

Board Recommendation

Our board of directors recommends a vote for holding the say on pay vote every three years.

EXECUTIVE OFFICERS

Named Executive Officers

Our named executive officers include the individuals who served as our chief executive officer and chief financial officer, as well as our three most highly compensated executive officers (other than our chief executive officer and chief financial officer) who served in such capacities during 2010. The following table sets forth certain information with respect to our named executive officers for 2010 as of April 5, 2011.

Name	Age	Position
Tarek A. Sherif	48	Chairman, Chief Executive Officer and Director
Glen M. de Vries	38	President and Director
Bruce D. Dalziel	53	Chief Financial Officer and Executive Vice President—Compliance
Steven I. Hirschfeld	48	Executive Vice President—Customer Operations
Lineene N. Krasnow	59	Executive Vice President—Product and Marketing

Set forth below is a brief description of the business experience of our named executive officers who are not also directors of Medidata.

Bruce D. Dalziel has served as our chief financial officer since October 2007 and was also appointed as executive vice president—compliance in November 2010. Prior to joining us, Mr. Dalziel served as chief financial officer of The BISYS Group, Inc., a provider of business process outsourcing solutions, from 2005 to 2007, and as chief financial officer of DoubleClick, Inc., a provider of digital marketing technology and services, from 2001 to 2005. Mr. Dalziel has managed all aspects of finance, including financial reporting and control, tax, treasury and risk management, as well as investor relations, facilities, corporate technology, business operations and legal, with substantial merger and acquisitions activity in both roles. Prior to his employment at DoubleClick, Inc., Mr. Dalziel held a variety of positions at Prudential Insurance Company of America over a 14 year period, including corporate vice president of financial planning and analysis, vice president of institutional asset management sales and chief financial officer of international insurance. Mr. Dalziel has served as a director of Orchid Cellmark Inc., a provider of DNA testing and forensic laboratory services since April 2010. Mr. Dalziel holds a B.A. in English literature from Ursinus College, a B.S. in industrial engineering from Georgia Institute of Technology and an M.B.A. from Columbia University.

Steven I. Hirschfeld has served as our vice president—sales since September 2002, was promoted to executive vice president—global sales and alliances in September 2005 and executive vice president—customer operations in January 2011. From 1999 to 2001, Mr. Hirschfeld served as vice president of sales at I-Many, Inc., a provider of software and related professional services to support contract-based, business to business relationships. Prior to that, Mr. Hirschfeld spent five years at The Janis Group as sales leader and general manager where he launched and managed several of The Janis Group’s emerging business units and directed the corporate marketing department. Mr. Hirschfeld holds a B.S. in business administration from the University of Delaware.

Lineene N. Krasnow joined us as vice president—marketing in April 2005 and has served as executive vice president—product and marketing since August 2008. Prior to joining us, Ms. Krasnow held various executive positions at IBM Corporation, a globally integrated innovation company. Most recently, Ms. Krasnow served as vice president of marketing management—corporate from 2001 to 2005. Prior to that, Ms. Krasnow’s other positions at IBM included vice president of worldwide marketing management for IBM’s Personal Systems Group; vice president of marketing for IBM Personal Systems Asia-Pacific in Tokyo. Ms. Krasnow holds a B.B.A. in marketing from the University of Notre Dame.

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2010 should be read together with the executive compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

The company’s goal for its executive compensation program is to attract, motivate and retain the best possible executive talent. We believe that executive compensation should support our business goals and encourage increased stockholder value. We maintain compensation programs that link executive compensation to the achievement of key goals including revenues and profitability measures.

The company believes the compensation program for the executive officers was instrumental in helping the company achieve strong financial performance in 2010, which included record revenues, record margins and record profitability. The company grew revenues 19% to $166.4 million. Furthermore, the company improved gross margins by 400 basis points to 69%, and increased GAAP net income to $22.8 million, compared with $5.2 million in 2009.

Compensation Setting Process

At the direction of the board of directors, the compensation committee endeavors to ensure that the compensation programs for executive officers of the company and its subsidiaries are competitive and consistent with market conditions in order to attract and retain key executives critical to the company’s long-term success. The committee also must ensure that the compensation is attractive to key executives with the proper background and experience required for the future growth of the company. The compensation committee believes that the company’s overall financial performance and long-term stockholder value should be the most important factors in determining the total compensation of executive officers. At the executive officer level, the committee has a policy that a significant proportion of potential total compensation should consist of variable, performance-based components, such as share-based awards and annual incentive plan compensation, which can increase or decrease to reflect changes in individual performance. These incentive compensation programs are intended to reward performance that enhances profitability and long-term stockholder value.

The compensation committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and structure of compensation for the Named Executive Officers. The committee considers such corporate performance measures as net sales, operating income, cash flow and other similar quantitative measures. The committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as successful supervision of major corporate projects, customer satisfaction, demonstrated leadership ability and contributions to industry and community development. For 2010, the most important qualitative factors in determining incentive compensation awards to the Named Executive Officers were the committee’s assessments of their contributions to the company’s and stockholders’ value by improving customer satisfaction and growing sales of new products for long-term success.

The compensation committee evaluates the total compensation of the Named Executive Officers and other executives in light of information regarding the compensation practices and corporate financial performance of similar companies in the company’s industry. The Committee targets a specific percentile range of the peer company data in determining compensation for executive officers as discussed in more detail below.

Independent Compensation Consultant

The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the committee. In accordance with this authority, the Committee has engaged Pearl Meyer & Partners (“PM&P”) since 2008 to provide independent, expert advice to the committee on the design and level of compensation paid to our senior executive officers. In April 2008, PM&P presented an executive compensation assessment to the committee comparing the compensation of the company’s executives against those of peer group companies in order to inform and assist the compensation committee in its decision-making with respect to the compensation of executive officers for 2008 and beyond. This assessment was updated by Pearl Meyer & Partners in 2010 from publicly available information with respect to the peer group companies. Decisions as to whether the use of a consultant is appropriate for any annual period will be determined by the respective committees based on considerations including length of time since the last engagement of a consultant and changes in factors affecting executive compensation at the company or in the market at large.

The compensation committee retained PM&P as its independent consultant to advise it and the non-management members of the board of directors, as applicable, on matters related to our executive compensation levels and program design for 2010. PM&P and its affiliates did not perform any non-executive compensation consulting services for us during the year ended December 31, 2010 and is deemed to be independent of management.

Roles of the Compensation Committee

Our compensation committee administers our new executive compensation program, including:

•

reviewing and making recommendations to the board of directors with respect to adoption and approval of all cash-based and equity-based incentive compensation plans for the chief executive officer and other executives;

•	administering and interpreting all such cash-based and equity-based compensation plans;

•	approving the goals and objectives to be considered in determining compensation for the chief executive officer and other executives;

•	determining salary paid to the chief executive officer and other executives;

•	determining all grants of cash-based and equity-based incentive compensation; and

•	determining the degree to which incentive compensation is earned.

The compensation committee determines all compensation for our chief executive officer and our other executive officers, including salaries, cash-based incentives and equity-based incentives. When making individual compensation decisions for executives other than the chief executive officer, the compensation committee considers the recommendations and performance evaluations made by the chief executive officer with respect to those executives, which evaluation may take into account many factors, including compensation survey data and individual skills, experience and impact on the organization, and personal and corporate performance. In addition, the compensation committee may consider any other factor or input as it deems necessary to make final compensation decisions. In assessing and determining chief executive officer compensation, the committee considers our overall financial and operating performance, the chief executive officer’s contribution to that performance, and other factors in the same manner as it does for the other executives.

Under our executive compensation program, the compensation committee selected target performance levels by which it will evaluate each executive officer’s performance. The compensation committee seeks to establish target performance levels for new incentive compensation programs that are not guaranteed to be achievable, but will require execution of ambitious business strategies over the course of the year. Our compensation committee has discretion to adjust the actual results related to the performance targets, positively or negatively, for items which, in the opinion of the compensation committee, were not reasonably within management’s control. The compensation committee may also modify compensation plan targets in light of new business initiatives that we may wish to pursue and that might have a short-term impact on individual or corporate goals.

Executive Officer Market Compensation Data

In making compensation decisions, the compensation committee periodically compares each element of total compensation against a peer group of publicly-traded information commerce and software companies against which the committee believes the company competes for talent and for stockholder investment. Our peer group used for purposes of setting 2010 compensation consisted of the following 20 information commerce and software companies:

Allscripts Healthcare Solutions, Inc.	Kenexa Corporation
athenahealth, Inc.	MedAssets, Inc.
Blackbaud Inc.	NetSuite Inc.
Blackboard Inc.	Phase Forward Incorporated
Computer Programs & Systems, Inc.	Quality Systems, Inc.
Dealertrack Holdings Inc.	RightNow Technologies Inc
DemandTec Inc.	SuccessFactors Inc.
Eclipsys Corp	Taleo Corporation
Epiq Systems, Inc.	Ultimate Software Group Inc.
HMS Holdings Corporation	Vocus Inc.

The compensation committee periodically reviews the companies in our peer group and makes changes as necessary to ensure that our peer group comparisons are appropriate. In selecting its comparable companies for 2010, the committee considered market cap as of December 31, 2009 and annual revenue as measures of size. While a majority of the peer group companies are larger than Medidata with respect to both market capitalization and annual revenue, the committee included them in the assessment despite their larger size, because of the relative strength of our revenue and earnings growth relative to these peers and its belief that we compete directly with these companies for talent.

Elements of our Compensation

Our compensation framework for our named executive officers consists of the following key elements:

•	Base salary;

•	Annual cash bonuses;

•	Long-term incentives (including the grant of stock options and/or restricted stock units).

In addition to these key elements of compensation, our compensation framework includes employee benefits, limited perquisites and change in control protections. See “Post-Termination Compensation and Benefits.”

Our compensation philosophies with respect to each of these elements, including the basis for the compensation awarded to each of our executive officers, are discussed below. In addition, although each element of compensation described below is considered separately, the compensation committee takes into account the aggregate compensation package for each individual. The committee’s philosophy is to significantly weight those aspects of compensation tied to performance, such as annual cash incentives based on measurable performance objectives and long-term equity incentives. The weighting among the three major components is structured such that a majority of an executive’s potential financial compensation will be incentive-based (cash bonuses and equity incentives), rather than fixed (base salary). Our compensation committee believes that this structure focuses our executive compensation plan on a pay-for-performance basis.

For named executive officers, the compensation committee decided that for retention purposes it would set total annual cash compensation (i.e., base salary plus at target cash incentives awards) with reference to the 50th percentile of the comparable companies. The total value of long-term, equity-based incentive awards would be targeted with reference to the 60th percentile of the comparable companies which, when combined with the 50th percentile-based target for cash compensation, results in overall total target compensation at approximately the 60th percentile of the selected comparable companies group for these named executive officers. In 2010, the compensation committee reduced the long-term equity benchmark for the named executive officers to the 50th percentile. The percentile rankings were made with reference to compensation paid to executives at similar management levels and functions within the peer companies.

We generally categorize our incentive compensation as either annual or long-term. Annual incentive programs included all compensation, whether cash or equity, which is earned or vests based on achieving pre-defined financial performance or other employment objectives within 12 months from the date of grant. Long-term incentive programs included all compensation, whether cash or equity, which is earned or vests based on achieving pre-defined financial performance or other employment objectives more than 12 months after the date of grant.

Base Salary

For 2010, the compensation committee approved base salary increases for each of the named executive officers in connection with the updated compensation analysis prepared by Pearl Meyers & Partners. Effective January 1, 2010, Messrs. Sherif and de Vries each received a 7% increase in base salary; Mr. Daziel received a 3% increase in base salary; and Mr. Hirschfeld and Ms. Krasnow each received an 8% increase in base salary. These salary increases were implemented following a review of each named executive officer’s performance and analysis of the peer group data supporting the salary increases.

For a description of the base salary paid to our named executive officers for 2010, please refer to the Summary Compensation Table.

Annual Bonus

The pay philosophy is to target annual cash compensation with reference to the 50th percentile of the selected comparable companies, with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives established by our compensation committee. Annual cash incentives are paid to reward achievement of critical operating, financial, strategic and individual measures and goals that are expected to contribute to stockholder value creation over time.

Bonuses in 2010 were based on the 75% on corporate financial targets and 25% on non-financial objectives, comprised 10% of customer satisfaction goals and 15% for new product goals. The financial targets metrics were designed to motivate our named executive officers to achieve profitable growth, including:

•	2010 revenues; and

•	2010 EBITDAO, representing net income calculated in accordance with GAAP, adding back interest, taxes, depreciation, amortization and stock-based compensation.

The compensation committee selected these financial metrics as broad indicators of the success of our business and the likely increase in stockholder value, in order to align executive incentives with the interests of stockholders. Both corporate financial metrics are weighted equally in determining the total financial metric factor, with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives established by our compensation committee. The performance targets used for 2010 annual incentives included $162.0 million of revenues and $30.0 million of EBITDAO. The compensation committee established a target grid comparing revenues and EBITDAO at different levels. Based on the performance grid, the target bonus amount for each executive would be 100% of target if we attained each of the performance targets specified above, 70% of target if we attained $161.0 million of revenues and $29.0 million of EBITDAO, 150% of target if we attained $165.0 million of revenues and $33.0 million of EBITDAO and 211% of target if we attained $169.0 million of revenues and $37.0 million of EBITDAO. No bonus would be payable if either the $158.0 million revenue threshold or $26.0 million EBITDAO threshold was not met. The specific targets for each financial metric were, in the judgment of the compensation committee, achievable but nevertheless subject to a number of uncertainties and extraneous influences which could prevent their achievement. Earned bonus amounts are subject to positive and negative adjustment at the committee’s discretion. In exercising such discretion, the committee is not required to follow a strict formulaic approach and is encouraged to look at the overall company and individual performance in the context of the objectives. In addition, our compensation committee has discretion to adjust the actual results related to the performance targets, positively or negatively, for items which, in the opinion of the compensation committee, were not reasonably within management’s control. Ultimate achievement of performance objectives were evaluated by our compensation committee based on the annual targets and after considering overall events and factors for the year.

Having determined that the executive team met its financial objectives for the year, the committee determined a bonus factor of 216% for the financial goals (75% of total allocation). Our compensation committee also assessed certain subjective aspects of management performance, including customer satisfaction objectives and sales growth of non-EDC products. Having determined that these non-financial objectives for the year had not been fully satisfied, the committee determined, a bonus factor of 75% for the customer satisfaction goals (10% of total allocation) and a bonus factor of 29% for the new product goals (15% of total allocation). The committee determined that each of the named executive officers be awarded a bonus percentage at 174% of target based on achievement of the financial and non-financial performance criteria discussed above.

Incentive bonuses are also subject to possible adjustment based on the achievement of individual objectives at the discretion of the committee. Individual performance goals and objectives are not formally pre-established and documented for each named executive. Rather, the compensation committee reserves discretion to examine significant contributions made by each named executive officer based upon the recommendations of the chief executive officer and the committee’s deliberations.

Although the compensation committee has discretion to adjust annual cash incentives based on individual objectives, they did not do so for 2010. For future periods, specific objectives may be set for any named executive officer based on his or her individual responsibilities. While goals may be subjective by nature, to the extent possible, the committee will select objective and quantifiable targets in order to improve accountability for results. The compensation committee may determine the degree to which each named executive officer achieved targeted personal objective goals, based on the evaluation of our chief executive officer for the other named executive officers and for our chief executive officer, based on the committee’s deliberations.

For a description of the bonuses earned by our named executive officers in 2010, please refer to the Summary Compensation Table.

Long-Term Incentives

We believe that long-term performance is achieved through an ownership culture that encourages participation by our executive officers in equity-based awards. Our incentive plans have been established to provide our current and future directors, officers, consultants and advisors, including our executive officers, with incentives to help align their interests with the interests of our stockholders. We believe that the use of equity-based awards offers the best approach to achieve our compensation goals.

For 2010, the compensation committee used equity awards to reward our named executive officers for success associated with longer-term strategies that increase stockholder value, and to promote commitment and retention. Our plan-based equity awards, consisting of both stock options and shares of restricted stock, generally vest over four years, which the compensation committee believes encourages retention of key leadership while aligning their interests with the interest of stockholders in our business growth and stock price appreciation. In 2010, approximately 25% of the value of our equity awards to named executive officers was in the form of stock options and 75% was in the form of restricted stock. The compensation committee believes using a combination of performance based equity is appropriate because it provides a reasonable blend of near-term and long-term incentives to drive future stockholder return. The compensation committee believes that stock options are an important form of long-term incentive compensation because they align the executive officer’s interests with stockholder interests in rising prices of our common stock, since the options have value only if our stock price increases over time. The compensation committee also observed that awards of restricted stock are increasingly common at our peer group companies, in part because the intrinsic value of restricted stock has a retentive effect irrespective of fluctuations in our stock price. The increased use of restricted stock over stock options in 2010 favors increased value certainty offered by restricted stock in comparison to the higher risk and performance leverage of stock options.

The aggregate number of stock options and restricted stock granted to our named executive officers is based on an estimated target value of the equity awards. The compensation committee believes that annual equity awards generally create strong incentives to drive future stockholder return, and determines annual equity awards for each executive with reference to our peer group benchmark. We generally set total equity-based compensation to approximate the 60th percentile of peer group equity compensation for each executive. In addition to benchmarking, the compensation committee considers a broad range of factors in making equity awards, including individual performance, expected future contribution, the importance of the position to the success of our business in meeting our operating plan, and the value of the named executive officer’s unvested equity awards.

Under our equity award grant policy all grants must be approved by our compensation committee. All stock options are awarded at fair value and calculated based on our closing market price on the grant date. Under our equity award grant policy, equity awards will typically be made on a regularly scheduled basis, as follows:

•

grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made on the first trading day of the month following the later of (i) the hire date or the promotion date or (ii) the date on which such grant is approved; and

•	grants made to existing employees other than in connection with a promotion will be made on an annual basis.

For a description of the stock options and restricted stock granted to our named executive officers in 2010, please refer to the Summary Compensation Table.

Post-Termination Compensation and Benefits.

We believe a change in control plan serves as an important retention tool to ensure that personal uncertainties do not dilute our executive’s complete focus on promoting stockholder value.

Consequently, in January 2009 we entered into agreements with certain of our executive officers that provide them with certain benefits upon the termination of their employment following a change of control in our company. These benefits include a lump sum payment equal to 100% of the executive’s annual base salary and target bonus, the continuation of employee benefits (at our expense) for 12 months following termination and the accelerated vesting of equity compensation awards. In connection with its approval of these agreements, the compensation committee considered competitive market and best practice data provided by outside advisors. The compensation committee also reviewed the cost to the company of such agreements and the individual payout levels to the executives under various scenarios. Following its review, the compensation committee determined that the cost of these agreements was reasonable and not excessive, given the benefit conferred to us. We believe that these agreements will help to maintain the continued focus and dedication of these executive officers to their assigned duties without the distraction that could result from the possibility of a change-of-control.

For additional information on these change-in-control agreements, see “Potential Payments upon Termination of Employment or a Change of Control” below.

2011 Executive Compensation Actions

The compensation committee is conducting a review of the executive compensation program, but has not made any final decisions with respect to matters related to possible changes to our executive compensation levels and program design for 2011.

Equity Benefit Plans

Fast Track Systems Inc. 1999 Incentive Stock Plan

In connection with the acquisition of Fast Track Systems, Inc. on March 17, 2008, we assumed the Fast Track Systems Inc. 1999 Incentive Stock Plan, or FT 1999 Plan. As of April 1, 2011, options to purchase 28,184 shares of common stock were outstanding under the FT 1999 Plan. Our board of directors does not intend to grant any further awards under the FT 1999 Plan.

Amended and Restated 2000 Stock Option Plan

Our Amended and Restated 2000 Stock Option Plan, or 2000 Option Plan, provides for the grant of nonstatutory and incentive stock options to our employees, directors and consultants. As of April 1, 2011, options to purchase 1,488,260 shares of common stock were outstanding under the 2000 Option Plan. Our board of directors does not intend to grant any further awards under the 2000 Stock Plan.

2009 Long-Term Incentive Plan

Our board of directors and existing stockholders have adopted and approved our 2009 Long-Term Incentive Plan, or 2009 Plan. The 2009 Plan became effective upon completion of our IPO and is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisers to our company and our subsidiaries. The purpose of the 2009 Plan is to help us attract, motivate and retain such persons and thereby enhance stockholder value.

We have reserved up to 2,500,000 shares of our common stock for issuance under the 2009 Plan. Unissued shares covered by awards that terminate, shares that are forfeited, and shares withheld or surrendered for the payment of the exercise price or withholding obligations associated with an award will remain available for issuance under the 2009 Plan. The number of shares issuable under the 2009 Plan is subject to adjustment in the event of certain capital changes affecting outstanding shares of our common stock, such as the payment of a stock dividend, a spin-off or other form of recapitalization.

Awards under the 2009 Plan may be in the form of stock options, restricted stock and other forms of stock-based incentives, including stock appreciation rights and deferred stock rights.

•

Stock options represent the right to purchase shares of our common stock within a specified period of time for a specified price. The purchase price per share must be at least equal to the fair market value per share on the date the option is granted. Stock options may have a maximum term of ten years. Our compensation committee has the flexibility to grant stock options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code.

•

Restricted stock awards consist of the issuance of shares of our common stock subject to certain vesting conditions and transfer restrictions that lapse based upon continuing service and/or the attainment of specified performance objectives. The holder of a restricted stock award may be given the right to vote and receive dividends on the shares covered by the award.

•

Stock appreciation rights entitle the holder to receive the appreciation in the fair market value of the shares of our common stock covered by the award between the date the award is granted and the date the award is exercised. In general, settlement of a stock appreciation right will be made in the form of shares of our common stock with a value equal to the amount of such appreciation.

•

Deferred stock awards represent the right to receive shares of our common stock in the future, subject to applicable vesting and other terms and conditions. Deferred stock awards are generally settled in shares of our common stock at the time the award vests, subject to any applicable deferral conditions as may be permitted or required under the award. The holder of a deferred stock award may not vote the shares covered by the award unless and until the award vests and the shares are issued. Dividend equivalents may or may not be payable with respect to shares covered by deferred stock award.

The 2009 Plan also provides for stock bonus and other forms of stock-based awards and for cash incentive awards.

The 2009 Plan is administered by the compensation committee of our board of directors. Subject to the terms of the 2009 Plan, the compensation committee (or its designee) may select the persons who will receive awards, the types of awards to be granted, the purchase price (if any) to be paid for shares covered by the awards, and the vesting, forfeiture and other terms and conditions of the awards. In general, awards granted under the 2009 Plan will not be transferrable.

In the event of a change in control or sale event as described in the 2009 Plan, outstanding awards under the 2009 Plan may be converted into equivalent awards with respect to shares of an acquiring or successor company (or corporate parent), subject to substantially similar vesting and other terms and conditions. In general, if an outstanding award is not so converted, it will become fully vested and will be cashed out or otherwise entitled to participate in the change in control transaction or sale event based upon its then intrinsic value.

Unless sooner terminated by our board of directors, the 2009 Plan shall expire on the tenth anniversary of the date of its adoption. The board of directors may amend or terminate the 2009 Plan at any time, provided, however, that no such action may adversely affect outstanding awards without the holder’s consent. Amendments to the 2009 Plan will be subject to stockholder approval if and to the extent required in order to comply with applicable legal or stock exchange requirements.

The 2009 Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Internal Revenue Code do not apply during the applicable reliance period, which would end upon the earliest of: (i) a material modification of the 2009 Plan, (ii) the issuance of all available shares under the 2009 Plan, or (iii) the first stockholders’ meeting at which directors are to be elected that occurs after the close of the third calendar year in which we become publicly held.

2009 Employee Stock Purchase Plan

Our 2009 Employee Stock Purchase Plan, or ESPP, was adopted by our board of directors and our stockholders. The ESPP became effective upon completion of our IPO and the first offering period began on July 1, 2010. A total of 500,000 shares of our common stock were reserved for issuance under the ESPP.

Under the ESPP, eligible employees were allowed to purchase shares of our common stock at a 5% discount from the share price at the end of the offering period. Purchases are made at the end of the ESPP offering periods which were semi-annual periods ending June 30 and December 31 of each year. Funds used to purchase shares at the end of an offering period are accumulated through payroll deduction during an offering period. Participants were permitted to withhold as much as 10% of their pay under the ESPP and their participation is completely voluntary. There is a $25,000 limit on the value of shares that may be purchased by any participant under the ESPP in any calendar year.

Upon completion of the last offering period in 2010, we decided to discontinue the ESPP effective January 1, 2011.

Employee Benefits and Perquisites

Consistent with our compensation philosophy to attract and retain talent, we intend to continue to maintain competitive employee benefits and perquisites for all employees, including executive officers.

In 2010, our named executive officers, like our other employees, participated in various employee benefit plans, including medical and dental care plans, qualified 401(k) retirement plan, life, accidental death and dismemberment and disability insurance, paid time off and other benefits.

For a further description of these benefits in provided in 2010, please refer to the Summary Compensation Table.

We do not generally differentiate the benefits we offer our named executive officers from the benefits we offer our other employees and we also do not currently maintain any benefit programs exclusive to executives such as executive pension plans, deferred compensation plans, supplemental insurance or other executive retirement benefits. In the future, the compensation committee, in its discretion, may revise, amend or add to the officers’ executive benefits and perquisites as it deems advisable.

Risks Presented by Compensation Programs

We have reviewed our compensation policies for all employees, including employees who are not executive officers, as they pertain to risk, and we have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company. Several elements of the compensation program are designed to promote long-term stockholder value and incorporate components to mitigate risk, including a balanced mix of cash and equity compensation and annual and long-term incentives; multiple performance measures with payouts subject to the compensation committee’s overall assessment of performance; and equity compensation having a four-year vesting period and weighted more heavily towards restricted stock than stock options to provide greater incentive to create and preserve long-term stockholder value. Based on its evaluation, the compensation committee has determined, in its reasonable business judgment, that our compensation practices and policies for all employees do not encourage excessive risk and instead promote behaviors that support long-term sustainability and stockholder value creation.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1.0 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our chief executive officer, chief financial officer and the next three most highly compensated officers, which we refer to herein as the named executive officers. However, performance-based compensation that meets certain requirements is excluded from this $1.0 million limitation.

The 2009 Long-Term Incentive Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Internal Revenue Code do not apply during the applicable reliance period. In general, the reliance period ends upon the earliest of:

•	the expiration of the plan;

•	the material modification of the plan;

•	the issuance of all available stock and other compensation that has been allocated under the plan; or

•	the first stockholder meeting at which directors are to be elected that occurs after the close of the third calendar year in which we became publicly held.

While we seek to take advantage of favorable tax treatment for executive compensation where appropriate, the compensation committee may in the future award compensation which would not comply with the Section 162(m) requirements for deductibility if the compensation committee concluded that to be in our best interest.

Compensation Committee Report

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the company specifically incorporates it by reference into such filing.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the compensation committee, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Neil Kurtz (Chairman)

Carlos Dominguez

George W. McCulloch

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, chief financial officer and each of the next three most highly compensated executive officers in the years ended December 31, 2010, 2009 and 2008. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)		Stock Awards(1) ($)	All Other Compensation(2) ($)		Total ($)
Tarek A. Sherif Chairman and Chief Executive Officer	2010 2009 2008	$385,000 360,000 360,000	$487,200 524,958 448,000	$328,754 455,004 427,170		$986,253 761,600 —	$4,900 4,900 4,600	(3)	$2,192,107 2,106,462 1,239,770

Glen M. de Vries President	2010 2009 2008	385,000 360,000 360,000	487,200 524,958 448,000	328,754 455,004 427,170		986,253 761,600 —	4,900 4,900 4,600		2,192,107 2,106,462 1,239,770

Bruce D. Dalziel Chief Financial Officer and Executive Vice President—Compliance	2010 2009 2008	350,000 340,000 340,000	348,000 374,970 320,000	174,499 350,000 —		523,496 350,000 —	4,900 4,900 4,600		1,400,895 1,419,870 664,600

Steven I. Hirschfeld Executive Vice President—Global Sales and Alliances	2010 2009 2008	260,000 240,000 240,000	435,000 468,713 400,000	139,004 301,878 —		416,998 301,868 —	4,216 4,900 4,600		1,255,218 1,317,359 644,600

Lineene N. Krasnow Executive Vice President—Product and Marketing	2010 2009 2008	260,000 239,700 235,000	180,960 153,545 127,840	141,001 806,875 —	(4)	423,000 172,494 —	4,900 4,900 4,600		1,009,861 1,377,514 367,440

(1)	The dollar amounts shown for option awards and stock awards represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC, 718, Compensation—Stock Compensation. For information on the assumptions used to calculate the value of the awards, refer to Note 10 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 16, 2011.
(2)	Represents employer contribution to 401(k) plan.
(3)	Mr. Sherif resides in New York, New York and has been required to work in our U.K. office on a frequent basis. During 2008, we paid rent on Mr. Sherif’s apartment in London, England, which totaled $42,353 (based on the exchange rate at December 31, 2008). Mr. Sherif has reimbursed us for his use of the apartment during 2008 in an amount totaling $24,000. We believe that Mr. Sherif’s reimbursements cover his incidental personal use of the apartment and that the costs incurred by us are comparable to or less than the costs we would have incurred to reimburse him for stays in London hotels. This arrangement was terminated in 2009, in association with Mr. Sherif’s decision not to renew the London apartment lease.
(4)	The amount in the option awards column for Ms. Krasnow includes a special award of 72,500 options granted in January 2009 outside of the annual grant process.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2010:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Tarek A. Sherif	5/18/2010	64,251	—	$—	$986,253
	5/18/2010	—	37,529	15.35	328,754
Glen de Vries	5/18/2010	64,251	—	—	986,253
	5/18/2010	—	37,529	15.35	328,754
Bruce D. Dalziel	5/18/2010	34,104	—	—	523,496
	5/18/2010	—	19,920	15.35	174,499
Steven I. Hirschfeld	5/18/2010	27,166	—	—	416,998
	5/18/2010	—	15,868	15.35	139,004
Lineene N. Krasnow	5/18/2010	27,557	—	—	423,000
	5/18/2010	—	16,096	15.35	141,001

(1)	Each stock option and restricted stock award was granted pursuant to our 2009 Long-Term Incentive Plan. The stock options vest in 48 equal monthly installments commencing one month after the grant date. The restricted stock awards vest 25% on each anniversary of the grant date.
(2)	The amounts in this column represent the aggregate grant date fair value, computed in accordance with ASC 718, of each stock option and restricted stock award granted to the named executive officer in 2010.

Outstanding Equity Awards at December 31, 2010

The following table provides information regarding equity awards granted to our named executive officers that were outstanding at December 31, 2010:

Name	Option Awards						Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Tarek Sherif	8/13/2008	21,425	15,305	(1)	$19.75	8/13/2018	—		$—
	6/24/2009	20,168	33,615	(2)	14.00	6/24/2019	24,375	(3)	582,075
	6/24/2009	—	—		—	—	10,950	(4)	261,486
	5/18/2010	5,473	32,056	(2)	15.35	5/18/2020	64,251	(3)	1,534,314
Glen de Vries	8/13/2008	21,425	15,305	(1)	19.75	8/13/2018	—		—
	6/24/2009	20,168	33,615	(2)	14.00	6/24/2019	24,375	(3)	582,075
	6/24/2009	—	—		—	—	10,950	(4)	261,486
	5/18/2010	5,473	32,056	(2)	15.35	5/18/2020	64,251	(3)	1,534,314
Bruce Dalziel	10/2/2007	179,560	41,440	(1)	12.08	10/2/2017	—		—
	6/24/2009	15,513	25,858	(2)	14.00	6/24/2019	18,749	(3)	447,726
	5/18/2010	2,905	17,015	(2)	15.35	5/18/2020	34,104	(3)	814,404
Steven Hirschfeld	9/25/2002	83,334	—		0.17	9/24/2012	—		—
	8/3/2006	137,700	—		5.00	8/3/2016	—		—
	6/24/2009	13,379	22,304	(2)	14.00	6/24/2019	16,170	(3)	386,140
	5/18/2010	2,315	13,553	(2)	15.35	5/18/2020	27,166	(3)	648,724
Lineene Krasnow	1/15/2009	34,738	37,762	(2)	15.70	1/15/2019	—		—
	6/24/2009	7,645	12,745	(2)	14.00	6/24/2019	9,240	(3)	220,651
	5/18/2010	2,348	13,748	(2)	15.35	5/18/2020	27,557	(3)	658,061

(1)	The shares underlying these option grants vest 25% on the first anniversary of the date of grant, and then 1/48 per month after that date until the option is fully vested on the four year anniversary of the grant date.
(2)	The shares underlying these option grants vest in 48 equal monthly installments commencing one month after the grant date.
(3)	The restricted stock awards vest 25% on each anniversary of the grant date, subject to the executive’s continued employment.
(4)	The restricted stock awards vest over a four-year period from August 13, 2008 with 25% vesting on each anniversary of such date, subject to the executive’s continued employment.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our named executive officers during 2010 and restricted stock awards that vested during fiscal 2010. The value realized for such options and restricted stock awards is also provided. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tarek A. Sherif	—	$—	13,600	$220,758
Glen de Vries	—	—	13,600	220,758
Bruce D. Dalziel	—	—	6,251	99,328
Steven I. Hirschfeld	131,000	2,277,091	5,392	85,679
Lineene N. Krasnow	70,000	1,293,869	3,081	48,957

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans in effect as of December 31, 2010. Each of our equity compensation plans is an “employee benefit plan” as defined by Rule 405 of Regulation C of the Securities Act.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	2,383,798	$11.33	1,399,929
Equity compensation plans not approved by security holders	—		—

Total	2,383,798	$11.33	1,399,929

Potential Payments upon Termination of Employment or a Change of Control

We have entered into change in control agreements with our chief executive officer and our other named executive officers. These agreements provide for payments to be made to each named executive officer upon termination of employment. Payments will be due in the event the named executive officer’s employment is involuntarily terminated by us without cause or by the executive for “good reason,” as defined in the agreements, within a two-year period following a “change of control.” These agreements provide that, upon a qualifying termination event, a named executive officer will be entitled to:

•	a payment equal to the executive’s target annual incentive award amount for the year of termination based on the date of termination, prorated based on the date of termination;

•

a severance payment equal to the executive’s base salary for the year of termination plus the executive’s full target bonus amount for the year of termination (or, if greater, the annual incentive award amount actually paid to the executive for the previous year);

•	continuation of health benefits (at our expense) for 12 months;

•	immediate vesting of any remaining unvested equity awards; and

•

a tax gross-up payment under Section 280G of the Internal Revenue Code sufficient to reimburse the executive for 50% of any excise taxes payable as a result of any termination payments following a change in control, if applicable.

The severance and pro rata bonus amounts are payable in cash, in a lump sum. Receipt of these benefits are conditioned upon the executive executing a general release of claims against the company. As of January 1, 2011, in the event of a qualifying termination Mr. Sherif would have been entitled to cash payments totaling $872,200, Mr. de Vries would have been entitled to cash payments totaling $872,200, Mr. Dalziel would have been entitled to cash payments totaling $698,000, Mr. Hirschfeld would have been entitled to cash payments totaling $695,000 and Ms. Krasnow would have been entitled to cash payments totaling $440,960.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all such filings.

Based solely on our review of copies of such filings, or written representations from Reporting Persons that all reportable transactions were reported, we believe that during 2010, the Reporting Persons timely filed all reports they were required to file under Section 16(a) with the exception of two Form 4 reports that were filed late on behalf of Peter Sobiloff, one of our Directors, related to sale of shares by him personally and by certain funds affiliated with Insight Venture Partners (collectively, the “Insight Partnerships”).

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 5, 2011 by:

•	each of our directors;

•	each of our named executive officers;

•	all our directors and executive officers as a group; and

•	each person or entity who is known by us to beneficially own 5% or more of our outstanding common stock.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are, or within 60 days will become, exercisable, but excludes shares of common stock underlying options held by any other person.

Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Percentage of ownership is based on 24,235,621 shares of common stock outstanding on April 5, 2011.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 79 Fifth Avenue, 8th Floor, New York, New York 10003.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(2)	Percent
Executive Officers and Directors:
Tarek A. Sherif(3)	1,112,761	4.6%
Glen M. de Vries(3)	1,321,349	5.4%
Bruce D. Dalziel(4)	272,221	1.1%
Steven I. Hirschfeld(5)	255,823	1.0%
Lineene N. Krasnow(6)	95,547	*
Carlos Dominguez(7)	21,601	*
Neil M. Kurtz, M.D.(8)	80,601	*
George W. McCulloch(9)	18,446	*
Peter Sobiloff(10)	25,551	*
Robert Taylor (11)	26,601	*
All Executive Officers and Directors as a group (10 persons)	3,230,501	13.0%

Director Nominee:
Lee A. Shapiro	—	*

5% Stockholders:
Fred Alger Management, Inc.(12)	1,746,979	7.2%
Brown Capital Management, LLC(13)	1,547,461	6.4%

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding common stock.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)	For each of our executive officers and directors, the shares listed in this column include the following shares of restricted stock (which are subject to forfeiture and shall be automatically transferred back to the company upon termination or cessation of service if the vesting conditions have not been satisfied): 99,576 shares for Mr. Sherif; 99,576 shares for Mr. de Vries; 52,853 shares for Mr. Dalziel, 43,336 shares for Mr. Hirschfeld; 36,797 shares for Ms. Krasnow; 7,971 shares for Mr. Dominguez; 6,671 shares for Mr. Kurtz; 6,671 shares for Mr. McCulloch; 6,671 shares for Mr. Sobiloff; and 7,971 shares for Mr. Taylor. Each of these persons has sole voting power but no investment power over these shares of restricted stock, except as noted below.
(3)	Includes 60,404 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of April 5, 2011.
(4)	Includes 215,382 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of April 5, 2011.
(5)	Includes 193,763 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of April 5, 2011.
(6)	Includes 56,085 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of April 5, 2011.
(7)	Includes 10,544 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of April 5, 2011.
(8)	Includes 72,144 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of April 5, 2011.
(9)	Includes 7,144 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of April 5, 2011. Mr. McCulloch has granted all economic benefits relating to these shares of restricted stock and options to the Insight Partnerships, pro rata in accordance with these entities’ ownership of our common stock. Mr. McCulloch therefore disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.
(10)	Mr. Sobiloff, a current director, has decided not to stand for re-election at the Annual Meeting. Includes 7,144 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of April 5, 2011. Mr. Sobiloff has granted all economic benefits relating to these shares of restricted stock and options to the Insight Partnerships, pro rata in accordance with those entities’ ownership of our common stock. Mr. Sobiloff therefore disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.
(11)	Includes 10,544 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of April 5, 2011.
(12)	This information is based solely on a Schedule 13G filed with the SEC on February 14, 2011 by Alger Associates, Inc. and Fred Alger Management, Inc. These reporting persons reported sole dispositive power and sole voting power as to all of the shares. By virtue of the Alger family’s ownership of a controlling interest in Alger Associates, Inc., which directly owns Fred Alger Management, Inc., ownership of the shares may be imputed to the Alger family. The address of the principal business office for each of these reporting persons is 111 Fifth Avenue, New York, New York 10003.
(13)	This information is based solely on a Schedule 13G filed with the SEC on February 7, 2011 by the reporting person. The reporting person reported sole dispositive power and sole voting power as to all of the shares. The address of the principal business office for the reporting person is 1201 N. Calvert Street, Baltimore, Maryland 21202.

RELATED PERSON TRANSACTIONS

Policy and Procedure for Approval of Related Person Transactions

We have a formal policy that requires all related party transactions, which includes transactions with directors, officers and holders of five percent or more of our voting securities and any member of the immediate family of and any entity affiliated with any of the foregoing persons, to be approved by our audit committee or another independent body of our board of directors. In approving or rejecting any such proposal, our audit committee (or other independent committee) is to consider the relevant facts and circumstances available and deemed relevant to the committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Transactions with Related Persons

Based on a review of the transactions and arrangements between the company and any related person or related person affiliate, we did not engage in any other transactions or series of similar transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as our principal independent registered public accounting firm for the fiscal year ended December 31, 2010. Deloitte & Touche LLP has been appointed by the audit committee as the independent registered public accountant firm for us and our subsidiaries for the year ending December 31, 2011. This appointment is being presented to the stockholders for ratification. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required

If a quorum is present at the Annual Meeting, the ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of at least a majority of the votes cast on the matter.

Board Recommendation

Your board of directors recommends a vote “FOR” such ratification. If the stockholders fail to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, it is not anticipated that Deloitte & Touche LLP will be replaced in 2011. Such lack of approval will, however, be considered by the audit committee in selecting our independent registered public accounting firm for 2012.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth fees billed for professional audit services and other services rendered to the company by Deloitte & Touche LLP and its affiliates for the years ended December 31, 2010 and 2009.

	2010	2009
Audit Fees	$1,580,000	$1,732,000
Audit-Related Fees	69,000	1,570,000
Tax Fees	0	0
All Other Fees	2,000	2,000

Total	$1,651,000	$3,304,000

Audit Fees. Audit fees for both years consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, consultations on accounting matters directly related to the audit, or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Audit fees in 2009 were also incurred in anticipation of the company’s initial public offering.

Audit-Related Fees. Audit-related fees consists of aggregate fees billed for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under Audit Fees. The amount for 2009 included $1,086,000 of costs associated with the Registration Statement on Form S-1 relating to our initial public offering.

All Other Fees. All other fees consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of amounts paid for the use of an online accounting research tool.

Audit Committee Report

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the company specifically incorporates it by reference into such filing.

The audit committee operates under a written charter approved by the board of directors, which provides that its responsibilities include the oversight of the quality of the company’s financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of the company’s independent registered public accounting firm, Deloitte & Touche LLP, including reviewing its independence; reviewing and approving the planned scope of the company’s annual audit; reviewing and pre-approving any non-audit services that may be performed by Deloitte & Touche LLP; the oversight of the company’s internal audit function; reviewing with management and the company’s independent registered public accounting firm the adequacy of internal financial controls; and reviewing the company’s critical accounting policies and estimates and the application of accounting principles generally accepted in the United States.

The audit committee oversees the company’s financial reporting process on behalf of the board of directors. Management is responsible for the company’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Deloitte & Touche LLP is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s main responsibility is to monitor and oversee this process.

The audit committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2010, with management. The audit committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The audit committee considered any fees paid to Deloitte & Touche LLP for the provision of non-audit related services and does not believe that these fees compromise Deloitte & Touche LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that such audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

THE AUDIT COMMITTEE

Robert B. Taylor (Chairman)

Neil M. Kurtz, M.D.

George W. McCulloch

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. The audit committee shall pre-approve any additional audit services and permissible non-audit services.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2012 annual meeting of stockholders, the written proposal must be received by the Corporate Secretary at the address below. The Corporate Secretary must receive the proposal no later than December 31, 2011. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Medidata Solutions, Inc.

79 Fifth Avenue, 8th Floor

New York, New York 10003.

For a stockholder proposal that is not intended to be included in the proxy statement for the 2012 annual meeting of stockholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than January 18, 2012 and not later than February 17, 2012. The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; the text of the proposal or matter; your name, address, and number of shares you own beneficially or of record; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information and documentation as required in our bylaws which, in general, require that the notice of a director nomination include the information about the nominee that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws; the nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; a description of any transaction or arrangement during the last three years between the stockholder making the nomination and the nominee in which the nominee had a direct or indirect material interest; and a completed and signed questionnaire, representation and agreement. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

Transaction of Other Business

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, are available without charge to stockholders upon request to Investor Relations, at the principal executive offices of Medidata Solutions, Inc. 79 Fifth Avenue, 8th Floor, New York, New York 10003.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs for companies. Medidata and certain intermediaries are householding proxy materials for stockholders of record in connection with the Annual Meeting. This means that:

•	Only one notice of annual meeting, proxy statement and annual report will be delivered to multiple stockholders sharing an address unless you notify your broker or bank to the contrary;

•

You can contact Medidata by calling (212) 918-1800 or by writing to Investor Relations, Medidata Solutions, Inc., 79 Fifth Avenue, 8th Floor, New York, New York 10003 to request a separate copy of the notice of annual meeting, proxy statement or annual report for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

•

You can request delivery of a single copy of the notice of annual meeting, proxy statement and annual report from your bank or broker if you share the same address as another Medidata stockholder and your bank or broker has determined to household proxy materials.

MEDIDATA SOLUTIONS, INC. 79 FIFTH AVENUE, 8TH FLOOR NEW YORK, NY 10003

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

	CONTROL #
NAME
THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345
	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees:
01 Tarek A. Sherif 02 Glen M. de Vries 03 Carlos Dominguez 04 Neil M. Kurtz 05 George W. McCulloch
06 Lee A. Shapiro 07 Robert B. Taylor
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”).							☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:							3 years	2 years	1 year	Abstain
3	To recommend, on an advisory basis, the frequency of holding the say on pay vote.						☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
4	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.							☐	☐	☐
NOTE: In their discretion, proxies are authorized to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
			Yes	No		Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

				JOB #					SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

MEDIDATA SOLUTIONS, INC. Annual Meeting of Stockholders May 31, 2011 10:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Tarek Sherif and Bruce Dalziel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MEDIDATA SOLUTIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, EST on 5/31/2011, at the Hilton Woodbridge, 120 Wood Avenue South, Iselin, New Jersey 08830, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side